SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 4, 2004

Date of Report (Date of earliest event reported)

Accredited Home Lenders Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	000-50179	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

On August 4, 2004, Accredited Home Lenders Holding Co. (“Accredited”) announced the appointment of two new members to its board of directors, Joseph J. Lydon and Bowers W. Espy. As a result, the size of Accredited’s board of directors has increased from six to eight members.

Mr. Lydon, 45, has served as president and chief operating officer of Accredited since May 1998. He joins the Board as the third inside director along with co-founders Jim Konrath and Ray McKewon. Mr. Lydon joined Accredited in February 1997 as director of sales and marketing. Mr. Lydon joined Accredited from Ford Consumer Finance, a division of The Associates First Capital Corporation, where he served as executive vice president for the western division from 1993 to 1997. From 1977 to 1993, Mr. Lydon worked at Security Pacific Financial Services, Inc., rising to the level of senior vice president in charge of six operating divisions. Mr. Lydon earned a Bachelor of Science degree in management from Pepperdine University in 1991.

Mr. Espy, 53, has 30 years of experience in mortgage and corporate finance. Mr. Espy joined Merrill Lynch as vice president, mortgage finance officer and mortgage securities trader in 1983. In 1985, he established Merrill Lynch’s first residential and commercial whole loan trading department. In 1987, he was named executive vice president and chief operating officer of Merrill Lynch Mortgage Capital Inc., responsible for all mortgage securitization activity, CMO issuance and the operation of Merrill Lynch’s mortgage banking subsidiary. From 1989 to 1993, as managing director of investment banking and head of the financial institutions restructuring group, Mr. Espy had responsibility for the acquisition of residential and commercial loan portfolios and consumer receivables, primarily from the Resolution Trust Corporation. He was named co-head of the depository institutions’ mergers and acquisitions department in 1993 where, among other assignments, he served as senior advisor to Dime Savings Bank of New York in a financial institution rights offering. Prior to joining Merrill Lynch in 1983, Mr. Espy served as deputy director of financial analysis and policy research at the Federal Home Loan Bank Board in Washington, DC. In 2000, Mr. Espy joined LinkShare Corporation, a pioneering online affiliate marketing company, as senior vice president and chief financial officer. Mr. Espy earned a Bachelor of Science degree in business administration in 1972 and a Master of Arts degree in economics in 1976 from the University of Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: August 4, 2004	By:	/s/ Ray McKewon
	Name: Title:	Ray McKewon Executive Vice President